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                                                                    EXHIBIT 10.1


                                   LANCE, INC.

                   2003 LONG-TERM INCENTIVE PLAN FOR OFFICERS


Purposes and            The primary purposes of the 2003 Long-Term Incentive
Introduction            Plan for Officers are to:

                        - Align executives' interests with those of stockholders by linking a substantial portion of pay to the price of Lance Common Stock.

                        - Provide a way to attract and retain key executives and managers who are critical to Lance's future success.

                        - Increase total pay for executives and managers to competitive levels.

                        To achieve the maximum motivational impact, plan goals and the rewards that will be received for meeting those goals will be communicated to participants as soon as practical after the 2003 Plan is approved by the Stock Award Committee.

                        Each participant will be granted one or more Awards. Awards will be earned to the extent predetermined goals are attained.

Plan Years              The period over which performance will be measured is
                        the Company's fiscal year and the two, three, four and 10 year periods after the date of grant of awards.

Eligibility and         Eligibility in the Plan is limited to Executive Officers
Participation           and managers who are key to Lance's success. The Stock
                        Award Committee of the Board of Directors will review and approve participants nominated by the President and CEO. Participation in one year does not guarantee participation in a following year but will be reevaluated and determined on an annual basis.

                        Attachment A includes the list of 2003 participants approved by the Stock Award Committee on April 24, 2003. Initial awards will be made as soon as possible after the approval of the 2003 Plan by the Stock Award Committee.

Awards Each participant will be granted Awards expressed as an economic value equal to a percentage of his or her Base Salary. Participants may be assigned to a Performance Tier by position by salary level or based on other factors as determined by the President and CEO. If the job duties of a position change during the year, or Base



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                        Salary is increased significantly, the Award shall be
                        revised as appropriate.

                        Attachment A lists the Awards for each participant for the 2003 Plan Year as granted by the Stock Award Committee. Awards will be communicated to each participant as close to the beginning of the year as practicable, in writing. Awards will be calculated by multiplying each participant's Base Salary by the appropriate percentages, as described below.

                        -       Awards shall be calculated as follows:

                                                     Percentage of Base Salary
                                Performance Tier         for 2003 Awards
                                ----------------         ---------------
                                        1                      *%
                                        2                      *%
                                        3                      *%

                        -       For 2003, Awards will be allocated as follows:

                                                         As a Percentage of Base Salary

                                                                     Restricted Stock
                    Performance          100%         Stock       ------------------------
                        Tier          of Target      Options      Regular      Performance
                    -----------       ---------      -------      ------       -----------
                         1               *%            *%            *%             *%
                         2               *%            *%            *%             *%
                         3**             *%            *%            *%             *%

                        --------------
                        [*Target awards not required to be disclosed.] **Only officers receive restricted stock awards.

                        - To determine the number of shares of stock issued pursuant to each stock option, restricted stock grant and performance restricted stock grant the value of each option is calculated using the Black-Scholes model and each restricted stock grant using compensation adviser's model, subject to certain adjustments, plus an additional 26,600 shares as stock options ratably among the participants.

Long-Term Incentives    Each Participant shall receive stock options equal to
                        50% in economic value of his or her Award, 25% in economic value will be in regular restricted stock and 25% in economic value in performance restricted stock.




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                        Stock options will be nonqualified and will vest in four
                        equal annual installments beginning one year after the date of grant and shall be exercisable for 10 years after the date of grant.

                        Restricted stock will vest as to 50% two years after the date of grant and the balance four years after the date of grant.

                        Performance restricted stock will vest three years after the date of grant, if the cumulative consolidated earnings per share of Lance, Inc. for the three fiscal years 2003, 2004 and 2005 equal or exceed $* per share.

                        [*Target not required to be disclosed.]

Form and Timing of      Awards will be made as soon as practicable after awards
Awards                  are approved by the Stock Award Committee of the Board
                        of Directors. All awards will be rounded up to the nearest multiple of 50 shares.

Change In Status        An employee hired into an eligible position during the
                        year may participate in the plan for the balance of the year on a pro rata basis.

Certain Terminations    In the event a participant voluntarily terminates
of Employment           employment any award which has not vested will terminate
                        and be forfeited. In the event a participant is terminated involuntarily, any award which has not vested will terminate and be forfeited except that stock options which have vested prior to involuntary termination may be exercised within 30 days of termination. In the event of death, stock options shall become fully vested and may be exercised within one year of death. In the event of permanent disability, stock options shall become fully vested and remain exercisable in accordance with the terms of the award. In the event of normal retirement, stock options which have or will vest within six months of normal retirement will vest and become exercisable in accordance with the terms of the award and may be exercised within three years of normal retirement. In the event of death, disability or normal retirement, restricted stock and performance restricted stock awards which are not vested will be vested pro rata based on the number of full months elapsed since the date of the award. In the event of early retirement, restricted stock awards which are not vested will be vested pro rata based on the number of full months elapsed since the date of the award. In all other cases, awards which have not vested upon termination of employment will terminate and be forfeited.


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Change In Control       In the event of a Change in Control, the vesting of
                        awards will be accelerated to fully vest upon the effective date of a Change in Control.

                        For this purpose, a Change in Control is defined as when any person, corporation or other entity and its affiliates (excluding members of the Van Every Family and any trust, custodian or fiduciary for the benefit of any one or more members of the Van Every Family) acquires or contracts to acquire or otherwise controls in excess of 35% of the then outstanding equity securities of the Company. For the purposes of this plan, the Van Every Family shall mean the lineal descendants of Salem A. Van Every, Sr., whether by blood or adoption, and their spouses.

Withholding             The Company shall withhold from awards any Federal,
                        foreign, state, or local income or other taxes required to be withheld.

Communications          Progress reports should be made to participants
                        annually, showing performance results.

Executive Officers      Notwithstanding any provisions to the contrary above,
                        participation, Awards and prorations for executive officers, including the President and CEO, shall be approved by the Stock Award Committee.

Governance              The Stock Award Committee of the Board of Directors of
                        Lance, Inc. is ultimately responsible for the administration and governance of the Plan. Actions requiring Committee approval include final determination of plan eligibility and participation, identification of performance goals and final award determination. The decisions of the Committee shall be conclusive and binding on all participants.



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                                  ATTACHMENT A


                                                                                Regular        Performance
                                                                     Option     Restricted     Restricted
Name                       Title                        Award        Shares     Stock          Stock
----                       ---------                    -----        ------     ----------     ------------
P.A. Stroup, III           President & CEO                *%         *          *              *

H.D. Fields                Vice President and             *%         *          *              *
                            President, Vista
                            Bakery, Inc.

B.C. Preslar               Vice President                 *%         *          *              *
                            - Finance/CFO

L.R. Gragnani, Jr.         Vice President                 *%         *          *              *
                            - Information
                           Technology/CIO

E.D. Leake                 Vice President                 *%         *          *              *
                            - Human Resources

F.I. Lewis                 Vice President - Sales         *%         *          *              *

D.R. Perzinski             Treasurer                      *%         *          *              *

M.E. Wicklund              Controller and                 *%         *          *              *
                           Assistant Secretary


[*Target levels and awards for participants not required to be disclosed.]